Exhibit 99.1

Rimage Corporation Announces Management Transition

Sherman L. Black to Become Rimage’s President and Chief Executive Officer

And Member of Board of Directors on January 1, 2010

Minneapolis, MN—November 9, 2009—Rimage Corporation (Nasdaq: RIMG) today announced that Sherman L. Black, currently president and chief operating officer, will become president and chief executive officer and a member of the board of directors on January 1, 2010. He will succeed Bernard P. (Bernie) Aldrich, who will continue to serve as chief executive officer and a director through December 31, 2009. Aldrich, who has been chief executive officer and a director since joining Rimage in 1996, has agreed to provide consulting services during 2010.

Aldrich commented: “I could not be more pleased to welcome Sherman as Rimage’s next president and chief executive officer. He is fully qualified for Rimage’s leadership position, and I am confident that he will take this company to a new level of growth and profitability. Sherman is a talented and an experienced leader with tremendous business acumen. I will continue to provide whatever assistance is asked of me to help ensure Sherman’s success.”

James L. Reissner, chairman of Rimage’s board of directors, added: “The board’s appointment of Sherman L. Black as president and chief executive officer has been made in accordance with our succession planning process. As a highly capable and seasoned executive, he has our full support. Sherman has worked closely with Bernie Aldrich since joining Rimage, making us confident this leadership transition will be seamless. Under Bernie’s stewardship, Rimage has become the world’s leading provider of on-demand digital publishing systems. We thank him for all he has done for Rimage and wish him the very best in his future pursuits.”

Black said: “I am excited and honored to be selected as Rimage’s president and chief executive officer. I look forward to continue working with our board, management team and talented team of employees to help ensure a successful future for this industry-leading organization.”

Prior to joining Rimage in April 2009, Black, 45, was senior vice president, marketing and strategy, of the Core Products Business Group of Seagate Technology (Nasdaq: STX), a world leader in the design, manufacturing and marketing of hard disk drives and storage devices. During his 20-year career with Seagate, Black also held a range of other executive positions, including general manager and senior vice president of the Enterprise Storage business unit, vice president of Global OEM Sales, vice president of business development, and vice president of Enterprise Product Line Management.

About Rimage

Rimage Corporation is the world’s leading provider of on-demand digital publishing systems that businesses and organizations use to quickly and easily produce CDs, DVDs and Blu-ray discs with customized content and durable color or monochrome disc labeling. Our systems integrate software, robotics and surface label printers into a complete disc publishing solution that typically is designed into OEM equipment as its digital output solution. Current major markets for Rimage’s disc publishing systems include retail, medical, business services and government.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact,
Sherman L. Black, President and COO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144